SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                    May 4, 2005

Premium Standard Farms, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of Incorporation)

333-64180	43-1755411

(Commission File Number)	(I.R.S. Employer Identification No.)

805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri	64105

(Address of principal executive offices)	(Zip Code)

(816) 472-7675

(Registrant’s telephone number, including area code)

PSF Group Holdings, Inc.

(Former name or former address, if changed since last report)

Item 1.01 Entry Into a Material Definitive Agreement

     On April 6, 2005, Premium Standard Farms, Inc. (the “Company”) commenced a fixed spread tender offer and consent solicitation (the “Tender Offer”) for up to all of the Company’s outstanding $175 million 9 1/4% Senior Notes due 2011 (the “Existing Notes”). The Tender Offer expired on May 5, 2005, and payment for the notes purchased was made on May 9, 2005. On May 4, 2005, the Company determined to terminate its proposed private offering of $125,000,000 principal amount of Senior Notes due 2015. In order to purchase that portion of the Existing Notes pursuant to the Tender Offer, the Company determined to borrow additional funds under its revolving credit facility and use available cash. The Company intends to create a new bank term credit facility, under which it would borrow $125 million for ten years with the majority of these loans being due at the end of this ten-year period. The Company does not have a commitment for this facility at this time. The Company and its agent bank have started the syndication process with the intent to procure commitments and close the new term loan within approximately 60 days. These new term loans will be secured, along with the loans under our existing credit agreement, by liens on substantially all of the Company’s assets. The Company has entered into a $125 million swap agreement as of May 9, 2005 which will convert the interest on these loans to an effective fixed interest rate of approximately 5.9%. The Company contemplates that the proceeds of the term loans would be used to reduce borrowings under the existing credit agreement and, in such event, that the aggregate commitment under the existing credit facility would be reduced back to $175 million.

     Accordingly, on May 4, 2005, Premium Standard Farms, Inc. (“Premium”), Premium Standard Farms of North Carolina, Inc. (“PSF-NC”), the wholly owned subsidiary of Premium, Lundy International, Inc. (“Lundy International”), the wholly owned subsidiary of PSF-NC, and LPC Transport, Inc. (“LPC”), the wholly owned subsidiary of Premium (Premium, PSF-NC, Lundy International and LPC are collectively referred to as the “Borrower”), entered into a Second Amendment to Amended and Restated Loan and Security Agreement (the “Second Amendment”) with U.S. Bank National Association, as a Lender and Agent for certain financial institutions (in such capacity, the “Agent”). The Second Amendment amends the Amended and Restated Loan and Security Agreement (the “Loan Agreement”), dated as of April 9, 2004, by and among the foregoing parties.

     On May 9, 2005, the Borrowers entered into a Third Amendment to the Loan Agreement (the “Third Amendment”).

     Pursuant to the Second Amendment and the Third Amendment, loan commitments under the revolving credit facility were increased from $175 million to $220 million. The release of Lender’s liens on real property in Texas and North Carolina and their security interests in equipment in Texas and North Carolina, provided for in the First Amendment to the Agreement, will be held in abeyance until the earlier of such time as the release is re-approved by the lenders under the Agreement, or the loan commitments under the revolving credit facility return to $175 million or less. In addition, the minimum working capital requirement for the end of our second fiscal quarter has been reduced from $75 million to $20 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See Item 1.01 (Entry Into Material Definitive Agreement) of this Current Report on Form 8-K which is incorporated herein by reference.

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Item 8.01

     On May 6, 2005, the Company announced that its Tender Offer for any and all of its $175 million aggregate principal amount of the Existing Notes expired at 12:00 midnight, New York City time, on Thursday, May 5, 2005. As of the expiration time, $173,000,000 aggregate principal amount of Existing Notes had been validly tendered and not withdrawn, which represented approximately 98.86% of the outstanding aggregate principal amount of the Existing Notes. The Company also announced that it has accepted for payment all Existing Notes validly tendered and not validly withdrawn prior to the expiration time. The Company will make payment on all Existing Notes validly tendered and not validly withdrawn prior to the expiration time through existing borrowings under its revolving credit facility and available cash, but not through the issuance of new senior notes. A copy of the Press Release issued by the Company regarding the expiration of the Tender Offer is attached hereto as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits. The following exhibit is filed herewith:

10.1	Second Amendment to Amended and Restated Loan and Security Agreement, by and among the Borrowers and the Agent.

10.2	Third Amendment to Amended and Restated Loan and Security Agreement, by and among the Borrowers and the Agent.

99.1	Press Release issued May 6, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PSF GROUP HOLDINGS, INC.
Date: May 9, 2005	By:	/s/ Stephen A. Lightstone
Stephen A. Lightstone,
Chief Financial Officer

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